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                                                                    EXHIBIT 10.2

                                 POWER-ONE, INC.
                      CHANGE IN CONTROL SEVERANCE AGREEMENT

                  THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is made and entered into by and between Power-One, Inc., a Delaware corporation (hereinafter referred to as the "Company") and William T. Yeates (hereinafter referred to as the "Executive").

                                    RECITALS

                  A. The Board of Directors of the Company has approved the Company entering into a severance agreement with the Executive.

                  B. The Executive is a key executive of the Company.

                  C. Should the possibility of a Change in Control of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

                  D. Should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

                  NOW THEREFORE, to help assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE 1.        TERM

         This Agreement shall be effective as of April 28, 2004 (the "Effective Date"). This Agreement will continue in effect through April 27, 2005. However, at the end of such one (1) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice at least six (6) months prior to the end of such term, or extended term, to the Executive that this Agreement will not be extended, and if such notice is timely given this Agreement will terminate at the end of the term then in progress; provided, however, that this provision for automatic extension shall have no application following a Change in Control.

         However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive. Any subsequent Change in Control ("Subsequent Change in Control") that occurs during the original or any extended term shall also continue the term of this Agreement until the later of: (i) twenty-four (24) months beyond the month in which such Subsequent Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive; provided, however, that if a Subsequent Change in Control occurs, it shall only be considered a Change in Control under this Agreement if it occurs no later than twenty-four (24) months after the immediately preceding Change in Control or Subsequent Change in Control.

ARTICLE 2.        ERISA

         This Agreement is intended as part of a severance program of the Company that constitutes (i) a pension plan within the meaning of Section 3(2) of ERISA, and (ii) an unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA.

ARTICLE 3.        DEFINITIONS

                  Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

         (a)      "Agreement" means this Change in Control Severance Agreement.

         (b) "Base Salary" means the salary of record paid to the Executive by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

         (c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

         (d) "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.2.

         (e)      "Board" means the Board of Directors of the Company.
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         (f)      "Cause" means the occurrence of either or both of the
                  following:

                  (i) the Executive's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or

                  (ii) the willful engaging by the Executive in misconduct that is significantly injurious to the Company. However, no act or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

         (g) "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                  (i) Any Person (other than those Persons in control of the Company as of the Effective Date) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of either (1) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in
                           Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (g)(ii), (iii) and (iv) below; further provided, that, creditors of the Company who become stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not, by virtue of such bankruptcy, be deemed a "group" or a single Person for the purposes of this clause (i) (provided that any one of such creditors may trigger a Change in Control pursuant to this clause (i) if such creditor's ownership of Company securities equals or exceeds the foregoing threshold);

                  (ii) On any day after the Effective Date (the "Measurement Date") Continuing Directors cease for any reason to constitute either: (1) if the Company does not have a Parent, a majority of the Board; or (2) if the Company has a Parent, a majority of the Board of Directors of the Controlling Parent. A director is a "Continuing Director" if he or she either:

                           (1) was a member of the Board on the applicable Initial Date (an "Initial Director"); or

                           (2) was elected to the Board (or the Board of Directors of the Controlling Parent, as applicable), or was nominated for election by the Company's or the Controlling Parent's stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

                           A member of the Board (or Board of Directors of the Controlling Parent, as applicable) who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election
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                           by the Company's or the Controlling Parent's
                           stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office; provided that such member of the Board shall not be deemed to be an Initial Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

                           "Initial Date" means the later of (1) the Effective Date or (2) the date that is two (2) years before the Measurement Date.

                  (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, is a Parent of the Company or the successor of the Company) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent of the Company or any successor of the Company or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or a Parent of the Company or the successor entity) Beneficially Owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of twenty percent (20%) existed prior to the Business Combination, and (3) a Change in Control is not triggered pursuant to clause (ii) above with respect to the Company (including any successor entity) or any Parent of the Company (or the successor entity).

                  (iv) A complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control of the Company under clause (iii) above.

                  Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control. Notwithstanding anything to the contrary in clause (iii) above to the contrary, a change in ownership of the Company resulting from creditors of the Company becoming stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not trigger a Change in Control pursuant to clause (iii) above.

         (h) "Code" means the United States Internal Revenue Code of 1986, as amended.
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         (i)      "Committee" means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

         (j) "Company" means Power-One, Inc., a Delaware corporation (including, for purposes of determining whether the Executive is employed by the Company, any and all subsidiaries specified by the Committee), or any successor thereto as provided in
                  Article 10.

         (k) "Controlling Parent" means the Company's Parent so long as a majority of the voting stock or voting power of that Parent is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person. In the event that the Company has more than one "Parent," then "Controlling Parent" shall mean the Parent of the Company the majority of the voting stock or voting power of which is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person.

         (l) "Disability" means disability as defined in the Company's long-term disability plan in which the Executive participates at the relevant time or, if the Executive does not participate in a Company long-term disability plan at the relevant time, such term shall mean a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code.

         (m) "Effective Date" has the meaning given to such term in Article 1 hereof.

         (n) "Effective Date of Termination" means the date on which a Qualifying Termination occurs.

         (o) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (p) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

         (q) "Executive" means the individual identified in the first sentence, and on the signature page, of this Agreement.

         (r) "Good Reason" means, without the Executive's express written consent, the occurrence of any one or more of the following:

                  (i) A material reduction in the nature or status of the Executive's authorities, duties, and/or responsibilities, (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that if the Executive is a vice president, for purposes of the preceding phrase the Executive's loss of vice president status (other than a promotion to a higher level officer) will constitute Good Reason. In addition, Good Reason will be deemed to exist if the Executive's reporting relationship is diminished from the Executive's reporting relationship in effect on the day immediately prior to the start of the Protected Period (for example, if the Executive reports directly to the Company's Chief Executive Officer on the day immediately prior to the start of the Protected Period, Good Reason will be deemed to exist if the Executive's reporting relationship is changed such that the Executive no longer reports directly to the Chief Executive Officer of the Company or any Parent or directly to the Board of Directors of the Company or any Parent). The change in status of the Company from a publicly-traded company to a company the securities of which are not publicly-traded (including any related termination of the Company's reporting obligations under the Exchange Act) shall not, in and of itself, constitute Good Reason or a material reduction in the nature or status of the Executive's authorities, duties, and/or responsibilities.

                  (ii) A reduction by the Company in the Executive's Base Salary as in effect immediately prior to the start of the Protected Period or as the same shall be increased from time to time.

                  (iii) A significant reduction by the Company of the Executive's aggregate incentive opportunities under the Company's short and/or long-term incentive programs, as such opportunities exist immediately prior to the start of the Protected Period, or as such opportunities may be increased from time to time. For this purpose, a significant reduction in the Executive's incentive opportunities shall be deemed to have occurred in the event his targeted annualized award opportunities and/or the degree of probability of attainment of such annualized award opportunities are materially diminished by the Company from the levels and probability of attainment that existed immediately prior to the start of the Protected Period. If the Company has a Parent, a significant reduction of the Executive's aggregate incentive opportunities under the Company's short and/or long-term incentive programs shall not be deemed to have occurred if there is an across-the-board reduction in or elimination of any such program which similarly affects all executives of the Company and the reduced or eliminated incentives are replaced by a similar program of a Parent.

                  (iv) The failure of the Company to maintain (x) the Executive's relative level of coverage and accruals under the Company's employee benefit and/or retirement plans, policies, practices, or arrangements in which the Executive participates immediately prior to the start of the Protected Period, both in terms of the amount of benefits provided, and amounts accrued and (y) the relative level of the Executive's participation in such plans, policies, practices, or arrangements on a basis at least as beneficial as, or substantially equivalent to, that on which the Executive participated in such plans immediately prior to the start of the Protected Period. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive's level of coverage under all such programs must be at least as great as is provided to executives who have the same or lesser levels of reporting responsibilities within the Company's organization.

                  (v) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10.

                  (vi) Any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.6 and for purposes of this Agreement, no such purported termination shall be effective.

                  (vii) The Executive is informed by the Company that his principal place of employment for the Company will be relocated to a location that is greater than thirty-five (35) miles away from the Executive's principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (vii) more than ninety (90) days before such intended effective date.

                  The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein; provided, however, that if the Executive does not terminate employment and claim Good Reason for such termination within ninety (90) days after the Executive has knowledge of an event or circumstance that would constitute Good Reason, then the Executive shall be deemed to have waived his right to claim Good Reason as to that specific fact or circumstance (except that the event or circumstance may be considered for purposes of determining whether any subsequent, separate, event or circumstance constitutes Good Reason; for example, and without limitation, a reduction in the Executive's authorities that is deemed waived by operation of this clause may be considered for purposes of determining whether any subsequent reduction in the Executive's authorities (when taken into consideration with the first reduction) constitutes a "material reduction" in the nature or status of the Executive's authorities from their level in effect on the day immediately prior to the start of the Protected Period).

         (s) "Parent" means an entity that Beneficially Owns a majority of the voting stock or voting power of the Company, or all or substantially all of the Company's assets, directly or indirectly through one or more subsidiaries.

         (t)      "Qualifying Termination" has the meaning given to such term in
                  Section 4.2(a).

         (u) "Severance Benefits" means the payments and/or benefits provided in Section 4.3.

ARTICLE 4.        SEVERANCE BENEFITS

         4.1. RIGHT TO SEVERANCE BENEFITS. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 4.3, if the Executive has incurred a Qualifying Termination.

                  The Executive shall not be entitled to receive Severance Benefits if his employment terminates (regardless of the reason) before the Protected Period (as such term is defined in Section 4.2(c)) corresponding to a Change in Control of the Company or more than twenty-four (24) months after the date of a Change in Control of the Company.

         4.2.  QUALIFYING TERMINATION.

         (e) Subject to Sections 4.2(d), 4.4, and 4.5, the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a "Qualifying Termination":

                  (i) An involuntary termination of the Executive's employment by the Company for reasons other than Cause;

                  (ii) A voluntary termination of employment by the Executive for Good Reason;

                  (iii) A successor company fails or refuses to assume by written instrument the Company's obligations under this Agreement, as required by Article 10; or

                  (iv) The Company or any successor company repudiates or breaches any of the provisions of this Agreement.

         (b) If more than one of the events set forth in Section 4.2(a) occurs, such events shall constitute but a single Qualifying Termination and the Executive shall be entitled to but a single payment of the Severance Benefits.

         (c) The "Protected Period" corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

                  (i) If the Change in Control is triggered by a tender offer for shares of the Company's stock or by the offeror's acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

                  (ii) If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

                  (iii) In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

         (d) Notwithstanding anything else contained herein to the contrary, the Executive's termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

         (e) Notwithstanding anything else contained herein to the contrary (other than those provisions that contain an express exception to this Section 4.2(e)), the Executive's Severance Benefits under this Agreement shall be reduced by the severance benefits (including, without limitation, any other change-in-control severance benefits and any other severance benefits generally) that the Executive may be entitled to under any other plan, program, agreement or other arrangement with the Company (including, without limitation, any such benefits provided for by an employment agreement). For purposes of the foregoing, any cash severance benefits payable to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of the foregoing, non-cash severance benefits to be provided to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset any corresponding benefits otherwise to be provided to the Executive under this Agreement or, if there are no corresponding benefits otherwise to be provided to the Executive under this Agreement, the value of such benefits shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. If the amount of other benefits to be offset against the cash severance benefits otherwise payable to the Executive under this Agreement in accordance with the preceding two sentences exceeds the amount of cash severance benefits otherwise payable to the Executive under this Agreement, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of this paragraph, the Committee shall reasonably determine the value of any non-cash benefits.

         4.3. DESCRIPTION OF SEVERANCE BENEFITS. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.2, the Company shall pay to the Executive and provide him with the following:

         (a) An amount equal to two (2) times the Executive's highest annualized rate of Base Salary in effect at any time after the commencement of the Protected Period and on or before the Effective Date of Termination.

         (b) An amount equal to two (2) times the highest aggregate bonus(es) paid by the Company to the Executive for any one of the three (3) full fiscal years of the Company immediately preceding Executive's Effective Date of Termination.

         (c) A continuation of the Executive's medical coverage, dental coverage, and group term life insurance for the Executive, his spouse, and his eligible dependents for the two (2) year(s) following the Executive's Effective Date of Termination; provided that such continuation of coverage shall run concurrently with COBRA continuation or similar state law continuation periods; and provided further that the continuation of such coverage shall be discontinued prior to the end of the two (2) year period in the event the Executive has available substantially similar benefits from a subsequent employer, as reasonably determined by the Committee. Except as provided in the next sentence, such benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of coverage for the period contemplated by this
                  Section 4.3(c) shall be coordinated with and paid secondary to any benefits that the Executive, his spouse, or his dependent receives from another employer or from Medicare (following the Executive's, his spouse's, and/or his dependent's entitlement to Medicare benefits) to the maximum extent permissible under relevant law.

         (d) A lump-sum cash amount equal to the portion of the Executive's account under the Company's qualified retirement plan (including, without limitation, any 401(k) matching contributions) that has not become vested under the terms of such plan as of the Effective Date of Termination.

         (e) A lump-sum cash amount equal to the portion of the Executive's account under any Company nonqualified deferred compensation or other supplemental retirement plan that has not become vested under the terms of such plan as of the Effective Date of Termination.

         (f) If any stock option, restricted stock, or other equity or equity-based award granted by the Company to the Executive is subject to a vesting schedule and does not automatically become fully vested upon or in connection with the termination of the Executive's employment with the Company or the related Change in Control event, the portion of such award that was scheduled to vest (assuming that the Executive continued to be employed by the Company) at any time within the two (2) year period following the Effective Date of Termination shall automatically become vested as of the Effective Date of Termination; provided, however, that any portion of such award remaining unvested after giving effect to the foregoing clause shall immediately terminate upon the Effective Date of Termination. In the event that the Effective Date of Termination occurs during the Protected Period related to a Change in Control and a portion of a stock option or other award referred to in the preceding sentence is deemed to become vested in connection with the termination of the Executive's employment pursuant to the preceding sentence, and such portion of the award would otherwise terminate or expire upon or prior to the date of the related

                  Change in Control, the Executive shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.

         (g) The Company shall pay or reimburse the Executive for up to $15,000 of outplacement services obtained by the Executive during the twelve (12) month period following the Effective Date of Termination.

         4.4. TERMINATION DUE TO DISABILITY, DEATH OR RETIREMENT. Termination of the Executive's employment due to the Executive's death or Disability is not a Qualifying Termination. However, if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Executive (but not the death of the Executive), the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon termination of his employment for Disability he shall be entitled to the benefits provided by this Agreement for a Qualifying Termination. A voluntary termination of employment by the Executive due to the Executive's retirement is not a Qualifying Termination. However, if immediately prior to the Executive's retirement (but not death), the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon his retirement he shall (subject to Section 4.2(d)) be entitled to the benefits provided by this Agreement for a Qualifying Termination.

         4.5. TERMINATION FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON Termination of the Executive's employment by the Company for Cause or by the Executive other than for Good Reason does not constitute a Qualifying Termination.

         4.6. NOTICE OF TERMINATION. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

ARTICLE 5.        FORM AND TIMING OF SEVERANCE BENEFITS; TAX WITHHOLDING;

         5.1. FORM AND TIMING OF SEVERANCE BENEFITS. The Severance Benefits described in Section 4.3(a), 4.3(b), 4.3(d) and 4.3(e) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

         5.2. WITHHOLDING OF TAXES. The Company shall be entitled to withhold from any amounts payable under or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

ARTICLE 6.        SECTION 280G POTENTIAL CUT-BACK

         6.1. CUT-BACK. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the Executive by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company pursuant to this Agreement or otherwise) (collectively, the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Code (which reference includes, for purposes of this Agreement, any similar successor provision to Section 4999), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this
Section 6.1 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation; provided, however, that if the Executive is a party to a written employment or other written agreement with the Company that contains express provisions for a so-called "gross-up" payment to the extent that excise taxes are imposed under Section 4999 of the Code, the Section 280G and/or Section 4999 provisions of such employment or other agreement shall control.

         6.2. DETERMINATION. Any determination that Total Payments to the Executive must be reduced or eliminated in accordance with the forgoing provisions of this Section 6 and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or consulting firm with experience in such matters selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the date such calculation is requested by the Company or the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting or consulting firm with experience in such matters to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If a reduction or elimination of Total Payments to the Executive in accordance with the foregoing is necessary based on the Accounting Firm's determination, the Accounting Firm shall furnish the Executive with a written opinion that failure to limit the amount of the Total Payments would result in the imposition of a tax under Section 4999 of the Code. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company should have been made ("Underpayment"). The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event that any Total Payment made to the Executive shall be determined by the Accounting Firm to result in the imposition of any tax under Section 4999 of the Code, the Executive shall promptly repay the amount of such excess to the Company together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

ARTICLE 7.       THE COMPANY'S PAYMENT OBLIGATION

         7.1. PAYMENT OF OBLIGATIONS ABSOLUTE. Except as provided in Sections 4.2(e) and 5.2 and in Article 6, the Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in
Article 6 or Article 9.

                  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 4.3(c).

         7.2. CONTRACTUAL RIGHT TO BENEFITS. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. The Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

         7.3. PENSION PLANS; DUPLICATE BENEFITS. All payments, benefits and amounts provided under this Agreement shall be in addition to and not in substitution for any pension rights under the Company's tax-qualified pension plan, supplemental retirement plans, nonqualified deferred compensation plans, and any disability, workers' compensation or other Company benefit plan distribution that the Executive is entitled to at his Effective Date of Termination. Notwithstanding the foregoing, this Agreement shall not create an inference that any duplicate payments shall be required. No payments made pursuant to this Agreement shall be considered compensation for purposes of any such benefit plan. Payment of the Executive's accrued and unpaid Base Salary and accrued vacation pay through the Executive's Effective Date of Termination shall be deemed to not duplicate any benefit contemplated by this Agreement and shall not result in an offset pursuant to Section 4.2(e). If the acceleration of vesting, lapse of restrictions and/or payout provisions triggered by a Change in Control as to any award held by the Executive under any long-term incentive plan are more favorable to the Executive as to that award than the provisions of
Section 4.3(f), the provisions more favorable to the Executive shall control; provided that if the provisions of such a plan are more favorable to the Executive in the circumstances and the provisions of such plan are deemed to control as to an award, Section 4.3(f) shall not be applied to provide any duplicate benefits or result in any greater vesting as to the award than the provisions of such plan.

ARTICLE 8.        TRADE SECRETS; NON-SOLICITATION AND NON-DISPARAGEMENT

                  By executing this Agreement and again by receiving any benefits provided for by this Agreement, the Executive agrees follows:

         (f) In the course of performing his duties for the Company, the Executive will receive, and acknowledges that he or she has received, confidential information, including without limitation, information not available to competitors relating to the Company's existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as "Trade Secrets." The Executive agrees that he or she will not, either during his employment or subsequent to the termination of his employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Trade Secret of the Company or any of its affiliates to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company, without prior written authorization from the Company to do so. The Executive further agrees that if, at the time of the termination of his employment with the Company, he is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, the Executive will return and surrender all such documents and materials to the Company upon leaving its employ. The restrictions and protection provided for in this Section 8(a) shall be in addition to any protection afforded to Trade Secrets by law or equity and in addition to any protection afforded to Trade Secrets by any other agreement between the Executive and the Company.

         (g) For a period of one year following the termination of the Executive's employment with the Company, the Executive shall not, directly or indirectly through, aid, assistance or counsel, on the Executive's own behalf or on behalf of another person or entity (i) contact, solicit or offer to hire any person who was, within a period of six months prior to the termination of the Executive's employment with the Company, employed by the Company or one of its subsidiaries, or (ii) by any means issue or communicate any private or public statement that may be critical or disparaging of the Company or any of its affiliates, or any of their respective products, services, officers, directors or employees.

ARTICLE 9.        CLAIMS PROCEDURE

         9.1. COMMITTEE REVIEW. The Executive or, in the event of the Executive's death, the Executive's Beneficiary (as applicable, the "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Agreement. Such claim shall be delivered to the Committee care of the Company in accordance with the notice provisions of Section 11.6. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within two hundred and seventy (270) days of the date on which the event that caused the claim to arise occurred (subject to Section 3(r) as to the timing of certain claims related to a purported termination for Good Reason). The claim must state with particularity the determination desired by the Claimant.

         9.2. NOTIFICATION OF DECISION. The Committee shall consider a Claimant's claim pursuant to Section 9.1 within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

         (h) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

         (i) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

                  (i) the specific reason(s) for the denial of the claim, or any part of it;

                  (ii) specific reference(s) to pertinent provisions of this Agreement upon which such denial was based;

                  (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

                  (iv). a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and

                  (v) a statement of the Claimant's right to seek arbitration pursuant to Section 9.4.

         9.3. PRE AND POST-CHANGE IN CONTROL PROCEDURES. With respect to claims made prior to the occurrence of a Change in Control, a Claimant's compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant's right to commence arbitration pursuant to Section 9.4 with respect to any claim for benefits under this Agreement. With respect to claims made upon and after the occurrence of a Change in Control, the Claimant may proceed directly to arbitration in accordance with
Section 9.4 and need not first satisfy the foregoing provisions of this Article
9.

          9.4. ARBITRATION OF CLAIMS. All claims or controversies arising out of or in connection with this Agreement, that the Company may have against any Claimant, or that any Claimant may have against the Company or against its officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Article 9 that are effective with respect to claims brought prior to the occurrence of a Change in Control, be resolved through arbitration as provided in this Section 9.4. The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The arbitrator shall review de novo any claim previously considered by the Committee pursuant to Section 9.1.

                  Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered: (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. ("JAMS"), in accordance with the JAMS procedures then in effect. The party who did not initiate the claim can designate between JAMS or AAA (the "Tribunal"). The arbitration shall be held in the city in which the Claimant is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location. Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.

                  The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.

                  The arbitrator shall interpret this Agreement, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to, any claim that all or any part of this Agreement is voidable.

                  The arbitration shall be conducted pursuant to California Code of Civil Procedure Sections 1282 et. seq.

          9.5. CLAIMS EXPENSES; LEGAL FEES AND EXPENSES OF EXECUTIVE. The Company shall advance and bear all reasonable expenses of any arbitration conducted under this Section 9 and all reasonable legal fees and expenses incurred by Claimant in pursuing a claim at and through any stage of review or dispute resolution pursuant to this Section 9; provided, however, that if it is finally determined that the Claimant did not pursue the claim or commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay all of Claimant's legal fees and expenses advanced by the Company and shall reimburse the Company for its reasonable legal fees and expenses in connection therewith (except that, in any event, the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator's fee).

ARTICLE 10.       SUCCESSORS AND ASSIGNMENT

         10.1. SUCCESSORS TO THE COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place. Failure of the Company to obtain such assumption and agreement in a written instrument prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as they would be entitled to hereunder if they had terminated their employment with the Company voluntarily for Good Reason. Except for the purpose of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Executive's Effective Date of Termination if the Executive so elects, but any delay or failure by the Executive to so elect shall not be a waiver or release of any rights hereunder which may be asserted at any time.

         10.2. ASSIGNMENT BY THE EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Executive's Beneficiary in accordance with the terms of this Agreement. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

ARTICLE 11.       MISCELLANEOUS

         11.1. EMPLOYMENT STATUS. Except as may be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law.

         11.2. BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. The Executive may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.

         11.3. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

         11.4. SEVERABILITY. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

         11.5. MODIFICATION. Except as expressly provided in Section 3(r) with respect to certain waivers of circumstances that would otherwise constitute Good Reason, no provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee or its designee, or by the respective parties' legal representatives and successors.

         11.6. NOTICE. For purposes of this Agreement, notices, including a Notice of Termination, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (i) if to the Executive, to his latest address as reflected on the records of the Company, and (ii) if to the Company: Power-One, Inc., 740 Calle Plano, Camarillo, California 93012, Attn: Corporate Secretary, or to such other address as the Company may furnish to the Executive in writing with specific reference to this Agreement and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

         11.7. APPLICABLE LAW. To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Agreement. Any statutory reference in this Agreement shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on this 28th day of April, 2004.

POWER-ONE, INC.                             EXECUTIVE

By:      /s/ RANDALL H. HOLLIDAY             /s/ WILLIAM T. YEATES
         ------------------------------     ------------------------------

Print Name:  Randall H. Holliday            Print Name:  William T. Yeates

Its:  Secretary and General Counsel